Exhibit 5.1

Conyers Dill & Pearman
Barristers & Attorneys
50 Raffles Place #18-04 Singapore Land Tower, Singapore 048623
Telephone (65) 62236006 Facsimile (65) 62237887

10 March 2004

China Yuchai International Limited
16 Raffles Quay #26-00
Hong Leong Building
Singapore 048581

Dear Sirs

China Yuchai International Limited (the “Company”)
Bermuda legal opinion

We have acted as special Bermuda legal counsel to the Company in connection with the offering for sale by certain selling shareholders named in the prospectus contained in the registration statement on Form F-3 of the Company (the “Registration Statement”) of 9,931,169 existing ordinary shares in the Company (the “Sale Shares”), par value US$0.10 per Sale Share as described in the Registration Statement to be filed with the United States Securities and Exchange Commission (the “Securities and Exchange Commission”) on or about the date hereof.

For the purposes of giving this opinion, we have examined copies of the following documents:

(i)	the Registration Statement and the prospectus contained therein;

(ii)	the register of members of the Company; and

(iii)	resolutions and minutes of meetings of the directors and members of the Company, as the case may be, relating to the issue or transfer of the Sale Shares to the selling shareholders named in the Registration Statement (the “Minutes”).

We have also reviewed the memorandum of association and the bye-laws of the Company and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that the resolutions contained in the Minutes remain in full force and effect and have not been rescinded or amended; and (c) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. Subject as expressly mentioned below, this opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that the Sale Shares were duly authorised for issue by the Company at the time they were issued and have been validly issued and, as far as the Company is concerned, are fully paid and non-assessable (meaning no further sums are payable to the Company with respect to the Sale Shares).

We express no opinion on the title in relation to the Sale Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the headings “Enforceability of Civil Liabilities” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of the United States, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Yours faithfully

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman